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EXHIBIT (h)(7)

                                     FORM OF

                 TRANSFER AGENCY AND BLUE SKY SERVICES AGREEMENT

     THIS AGREEMENT is made as of April 23, 2007 by and between PFPC INC., a Massachusetts corporation ("PFPC"), and BB&T VARIABLE INSURANCE FUNDS, a Massachusetts business trust (the "Trust").

                                   WITNESSETH:

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Fund"), and PFPC wishes to furnish such services; and

     WHEREAS, the Trust wishes to retain PFPC to provide blue sky services as set forth herein, and PFPC wishes to furnish such services.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   DEFINITIONS. As used in this Agreement.

     (a)  "1933 Act" means the Securities Act of 1933, as amended.

     (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c) "Authorized Person" means any officer of the Trust and any other person duly authorized by the Trust's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Trust. An Authorized Person's scope of authority

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          may be limited by setting forth such limitation in a written document signed by both parties hereto.

     (d) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

     (e)  "SEC" means the Securities and Exchange Commission.

     (f)  "Securities Laws" mean the 1933 Act, the 1934 Act and the 1940 Act.

     (g) "Shares" mean the shares of beneficial interest of any series or class of the Trust.

     (h) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. As of the date first set forth above, the Trust hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Trust with respect to each of the Funds identified on Exhibit A in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. COMPLIANCE WITH RULES AND REGULATIONS. PFPC undertakes to comply with all applicable laws, rules and regulations, including, without limitation, applicable

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     requirements of the Securities Laws and all applicable rules and regulations promulgated by the SEC thereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Trust or any other entity.

4.   INSTRUCTIONS.

     (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

     (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instructions or Written Instructions received hereunder is not in any way inconsistent with the provisions of organizational documents or of any vote, resolution or proceeding of the Trust's Board of Trustees or of the Trust's shareholders, unless and until PFPC receives Written Instructions to the contrary.

     (c) The Trust agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

5.   RIGHT TO RECEIVE ADVICE.

     (a) Advice of the Trust. If PFPC is in doubt as to any action it should or should not take, PFPC may request Written Instructions from the Trust.

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     (b)  Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take with respect to the Trust, PFPC may (i) upon prior written notice to and after receiving written approval from, the Trust, request advice from the Trust's counsel ("Trust Counsel") at the Trust's expense; or (ii) upon prior notice to the Trust, request advice from PFPC's counsel ("PFPC Counsel") at PFPC's own expense.

     (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Trust and the advice PFPC receives from Trust Counsel, PFPC may, in good faith, rely upon and follow the advice of such Trust Counsel, provided that reasonable prior written notice has been given to the Trust. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Trust and the advice PFPC receives from PFPC Counsel, PFPC shall notify the Trust in writing regarding such conflict. The Trust shall, within a reasonable period of time after receipt of such notice, notify PFPC in writing of its agreement or disagreement to any actions or any omissions to act PFPC proposes to take pursuant to PFPC Counsel's advice. If the Trust (i) does not respond to PFPC within a reasonable time; or (ii) responds with agreement to PFPC's proposed actions or omissions PFPC proposes to take pursuant to PFPC Counsel's advice; then PFPC may, in good faith, rely upon and follow the advice of PFPC Counsel. However, in the event where the Trust has timely notified PFPC in writing of its disagreement with PFPC's proposed actions or omissions, PFPC and the Trust shall consult with each other in good faith to reach agreement

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          on the actions or omissions that are the subject of the Trust's objection. If, after such consultations, PFPC and the Trust are unable to agree on the actions or omissions in question, PFPC and the Trust shall consult independent counsel reasonably acceptable to both parties ("Independent Counsel"), the expense of such Independent Counsel to be split 50/50 between PFPC and the Trust, and PFPC may, after such advice is delivered to PFPC and the Trust, follow and rely upon the advice of such Independent Counsel.

     (d) Protection of PFPC. PFPC shall be indemnified by the Trust and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Trust or from Trust Counsel or, if PFPC follows and acts in accordance with the provisions of paragraph
          (c) hereof, PFPC Counsel or Independent Counsel, as applicable; provided PFPC believes, in good faith, that such action or inaction is consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6. RECORDS; VISITS. The books and records pertaining to the Trust, which are in the possession or under the control of PFPC, shall be the property of the Trust. Such books and records shall be prepared and maintained pursuant to the applicable Securities Laws and the rules and regulations promulgated by the SEC thereunder. The Trust and Authorized Persons shall have access to such books and records at all times during

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     PFPC's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by PFPC to the Trust or to an Authorized Person, at the Trust's expense.

7.   CONFIDENTIALITY.

     (a) Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about investments, investment strategies, investment research, research and portfolio management methodologies, product plans, marketing strategies, finances, operations, customer relationships, customer profiles (including nonpublic financial and other information relating to customers), customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or PFPC or their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable, of the Trust or PFPC; and (d) anything designated as confidential, by the Trust or PFPC. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality

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          obligations if it: (1) is already known to the receiving party at the time it is obtained; (2) is or becomes publicly known or available through no wrongful act of the receiving party; (3) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; or (4) is released by the protected party to a third party without restriction.

               Confidential Information may be disclosed by the receiving party (the party that received the Confidential Information from the protected party) where the Confidential Information: (1) is required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or order made pursuant to applicable law, provided that the receiving party has provided the protected party prior written notice of the same, to the extent such notice is not prohibited by law; or (2) is reasonably relevant to the defense of any claim or cause of action asserted against the receiving party provided that the receiving party has provided the protected party prior written notice of the same, to the extent such notice is not prohibited by law; (3) is Trust information provided by PFPC in connection with an independent third party compliance or other review; provided that the recipient is bound by a duty of confidentiality; or (4) release of such information by PFPC is necessary in connection with the provision of services under this Agreement, provided that the recipient is bound by a duty of confidentiality. The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.

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8.   COOPERATION WITH ACCOUNTANTS. PFPC shall cooperate with the Trust's independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Trust.

9. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Trust. Notwithstanding the foregoing, the parties acknowledge the Trust shall retain all ownership rights in Trust data which resides on PFPC System.

10. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11.  COMPENSATION.

     (a) As compensation for services rendered by PFPC during the term of this Agreement, the Trust will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Trust and PFPC. In addition, the Trust agrees to

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          pay, and will be billed separately in arrears for, reasonable expenses incurred by PFPC in the performance of its duties hereunder. Subject to payment of filing fees to PFPC in advance, PFPC will remit to the respective jurisdictions the requisite blue sky filing fees for the shares of the relevant Fund(s) (or classes thereof), and any fees for qualifying or continuing the qualification of any Fund(s) (or classes thereof).

     (b) PFPC shall establish certain cash management accounts ("Service Accounts") required to provide services under this Agreement. The Trust acknowledges (i) PFPC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited, investment accounts maintained at an affiliate or client of PFPC; (ii) balance credits earned with respect to the amounts in such Service Accounts ("Balance Credits") will be used to offset the banking service fees imposed by the cash management service provider (the "Banking Service Fees"); (iii) PFPC shall retain any excess Balance Credits for its own use; (iv) Balance Credits will be calculated and applied toward the Trust's Banking Service Fees regardless of the Service Account balance sweep described in Sub-Section (i); and (v) PFPC may use the services of third-party vendors in connection with the issuance of redemption and distribution checks and shall retain any benefits obtained from any arrangements with such vendors, including any commission or return on float paid to it by any such vendors. PFPC shall report to the Funds the total Balance Credits earned annually.

12.  INDEMNIFICATION.

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     (a)  The Trust agrees to indemnify and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) ("Losses") arising directly or indirectly from any appropriate and reasonable action or omission to act which PFPC takes in connection with the provision of services to the Trust. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' material and uncured breach of any term of this Agreement or PFPC's or its affiliates' willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Agreement. Any amounts payable by the Trust hereunder shall be satisfied only against the relevant Fund's assets and not against the assets of any other investment portfolio of the Trust.

     (b) PFPC agrees to indemnify and hold harmless the Trust and its affiliates from all Losses arising from PFPC's or its affiliates' material and uncured breach of any term of this Agreement or PFPC's or its affiliates' willful misconduct, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Agreement.

     (c) In any case in which one party hereto (the "Indemnifying Party") may be asked to indemnify or hold the other party hereto (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for

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          indemnification (an "Indemnification Claim") against the Indemnifying
          Party, although the failure to do so shall not prevent recovery by the Indemnified Party (except to the extent the Indemnifying Party shows that the delay prejudiced the defense of the action), and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party may participate in the defense of against, and shall have the option to defend the Indemnified Party against, any Indemnification Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects to assume the defense, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Indemnification Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Indemnification Claim (except for reasonable investigation costs). In the event that the Indemnifying Party does not elect to assume the defense of any such suit within 15 days of its receipt of notice of the Indemnification Claim, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest between the Indemnifying Party or the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party. The Indemnified Party will not confess any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent (which shall not be unreasonably

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          withheld, delayed or conditioned); provided that if the Indemnifying
          Party fails to participate in or assume the defense within 15 days after receiving notice of the action, the Indemnifying Party is bound by any determination made in the action or by any compromise or settlement made by the other party.

     (d) The provisions of this Section 12 shall survive termination of this Agreement.

13.  RESPONSIBILITY OF PFPC.

     (a) PFPC shall be under no duty to take any action hereunder on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by PFPC and the Trust in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC' material and uncured breach of this Agreement, willful misfeasance, bad faith, gross negligence or reckless disregard of such duties; provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of PFPC's or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of such duties and obligations under this Agreement.

     (b) Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party (unless such third party was engaged by PFPC); provided that PFPC has adopted and implemented a commercially reasonable Disaster Recovery Plan; and (ii) PFPC shall not be

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          under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

     (d) Notwithstanding anything in this Agreement to the contrary, neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

     (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

     (e) Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for (i) any error or omission of any of its predecessors as servicer on behalf of the Trust or (ii) for any failure to discover any such error or omission, provided that, once PFPC has performed the services under this Agreement and in the ordinary course of performing the services should reasonably have discovered such an error or omission, PFPC will no longer be protected under this Section 13(e)(ii) for damages caused by such failure.

     (f) The provisions of this Section 13 shall survive termination of this Agreement.

14.  DESCRIPTION OF SERVICES.

     (a)  Services Provided on an Ongoing Basis

          (i)  Calculate 12b-1 payments;

          (ii) Maintain shareholder registrations;

          (iii) Review new applications and correspond with shareholders and/or financial intermediaries to complete or correct information;

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          (iv) Direct payment processing of checks or wires;

          (v) Prepare and certify shareholder lists in conjunction with proxy solicitations;

          (vi) Prepare and mail to shareholders confirmation of activity;

          (vii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

          (viii) Mail duplicate confirmations to financial intermediaries of their clients' activity, whether executed through the broker-dealer or directly with PFPC;

          (ix) Provide periodic shareholder lists and statistics to the Trust;

          (x)  Provide detailed data for underwriter/broker confirmations;

          (xi) Prepare periodic mailing of year-end tax and statement information;

          (xii) Notify on a timely basis the investment adviser, accounting agent, and custodian of fund activity;

          (xiii) Perform other participating financial intermediary shareholder services as may be agreed upon from time to time;

          (xiv) Accept and post daily Share purchases and redemptions;

          (xv) Accept, post and perform shareholder transfers and exchanges;

          (xvi) Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields and dividend information;

          (xvii) Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders;

          (xviii) Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade shares through the NSCC; and

          (xix) Issue confirmations in accordance with Rule 10b-10 under the 1934 Act; and

          (xx) Issue periodic statements for shareholders.

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     (b)  Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the Trust's prospectus, once it receives:

          (i)  A purchase order in completed proper form;

          (ii) Proper information to establish a shareholder account; and

          (iii) Confirmation of receipt or crediting of funds for such order to the Trust's custodian.

     (c) Redemption of Shares. PFPC shall process requests to redeem Shares as follows:

          (i) All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Trust's prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PFPC reasonably may deem necessary.

          (ii) PFPC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

          (iii) When Shares are redeemed, PFPC shall deliver to the Trust's custodian and fund accountant (the "Custodian") and the Trust or its designee a notification setting forth the number of Shares and cash redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Trust and Shares attributed to

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               individual accounts.

          (iv) PFPC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PFPC and the Trust.

          (v) When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

          (vi) PFPC shall not process or effect any redemption requests with respect to Shares of the Trust after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of the Trust.

     (d) Dividends and Distributions. Upon a resolution of the Trust's Board of Directors authorizing the declaration and payment of dividends and distributions and Written Instructions to PFPC, PFPC shall issue dividends and distributions declared by the Trust in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Trust's prospectus. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Trust's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Trust as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Trust to its shareholders as required by tax or other law, rule or regulation.

     (e)  Shareholder Account Services.
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          (i) PFPC may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

          -    Any pre-authorized check plan; and

          - Direct purchases through broker wire orders, checks and applications.

          (ii) PFPC may arrange, in accordance with the prospectus, for a shareholder's:

          - Exchange of Shares for shares of another fund with which the Trust has exchange privileges;

          - Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or

          - Redemption of Shares from an account with a checkwriting privilege.

     (f) Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by the Trust to its shareholders, including:

          (i)  Reports to shareholders;

          (ii) Confirmations of purchases and sales of Trust shares;

          (iii) Monthly or quarterly statements;

          (iv) Dividend and distribution notices; and

          (v)  Tax form information.

     (g) Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

          (i) Name, address and United States Tax Identification or Social Security number;

          (ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

          (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

          (iv) Any stop or restraining order placed against a shareholder's account;

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          (v)  Any correspondence relating to the current maintenance of a shareholder's account;

          (vi) Information with respect to withholdings; and

          (vii) Any information required in order for PFPC to perform any calculations required by this Agreement.

     (h)  Compliance Reporting. PFPC shall

          (i) Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains; and

          (ii) Issue tax withholding reports to the Internal Revenue Service.

     (i) Shareholder Inspection of Stock Records. Upon a request from any Trust shareholder to inspect stock records, PFPC will notify the Trust and the Trust will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Trust's instructions, the Trust agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Trust's stock records.

     (j) Lost Shareholders. PFPC shall perform such services as are required in order to comply with rule 17Ad-17 of the 1934 Act (the "Lost Shareholder Rule"), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

          (i)  documentation of search policies and procedures;

          (ii) execution of required searches;

          (iii) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

          (iv) preparation and submission of data required under the Lost Shareholder Rules.

          "Lost Shareholder" services will not be performed by PFPC on any shareholder accounts that are broker-controlled accounts where PFPC is not able to identify and depict "RPO" status. Except as set forth above, PFPC shall have no responsibility for any escheatment services.

     (k)  Retirement Plans.

          (i) In connection with the individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, educational IRA's and ROTH individual retirement accounts ("IRA Plans"), 403(b) Plans and money purchase and profit sharing plans ("Qualified Plans") (collectively, the "Retirement Plans") within the meaning of Section 408 of the Internal Revenue Code of 1986, as amended (the "Code") sponsored by the Trust for which contributions of the Trust's shareholders (the "Participants") are invested solely in Shares of the Trust, PFPC shall provide the following administrative services:

               (A) Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

               (B)  Record method of distribution requested and/or made;

               (C) Receive and process designation of beneficiary forms requests;

               (D) Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

               (E) Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the IRS and provide same to Participant/Beneficiary, as applicable; and

               (F) Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

          (ii) PFPC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Trust.

          (iii) With respect to the Retirement Plans, PFPC shall provide the Trust with the associated Retirement Plan documents for use by the Trust and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

     (l) Print Mail. The Trust hereby engages PFPC as its print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Trust and PFPC.

     (m) Proxy Advantage. The Trust hereby engages PFPC as its exclusive proxy solicitation service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Trust and PFPC.

     (n) Blue Sky Services. PFPC will monitor the Trust's compliance with the amounts and conditions of each state qualification and perform appropriate blue sky filings. In connection with blue sky filings, the Trust hereby grants PFPC a limited power of attorney on behalf of the Trust to sign all blue sky filings and other related documents in order to effect such filings. The Trust will provide PFPC a listing of all jurisdictions in which each Fund (and class thereof) is lawfully available for sale and in which the Trust desires PFPC to effect a blue sky filing.

15. PRIVACY. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Trust obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation. PFPC represents and warrants that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust.

16. ANTI-MONEY LAUNDERING. In addition, to the services listed in Section 14, to the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of investors in the Fund consistent with securities laws, PFPC shall perform reasonable actions necessary to help the Trust be in compliance with Section 352 of the

     USA PATRIOT Act, as follows: PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Trust from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC's AML program or by an outside party, for compliance with PFPC's established policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC's AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities. Upon the reasonable request of the Trust, PFPC shall provide to the Trust: (x) a copy of PFPC's written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate personnel. PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as such examiners shall reasonably request. Without limiting or expanding the foregoing, the parties agree the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder.

17.  CUSTOMER IDENTIFICATION PROGRAM ("CIP") SERVICES.

     (a) To help the Trust comply with its Customer Identification Program (which the Trust is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

          (i) Implement procedures under which new accounts in the Trust are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the "Data Elements") for each corresponding Customer (as defined in 31 CFR 103.131).

          (ii) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

          (iii) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

          (iv) Regularly report to the Trust about measures taken under (a)-(c) above.

          (v) If PFPC provides services by which prospective Customers may subscribe for shares in the Trust via the Internet or telephone, work with the Trust to notify prospective Customers, consistent with 31 CFR 103.(b)(5), about the Trust's CIP.

     (b) Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective customer (or accounts) beyond the requirements of relevant regulation (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the Trust to be in compliance with relevant regulation.

     (c) PFPC agrees to permit inspections relating to the CIP Services provided hereunder by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the CIP Services provided hereunder as such examiners shall reasonably request.

     (d) Notwithstanding anything to the contrary, PFPC need not perform any of the steps described above with respect to persons purchasing Shares via exchange privileges.

18.  DURATION AND TERMINATION.

     (a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the "Initial Term").

     (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Trust or PFPC provides written notice to the other party of its intent not to renew or unless otherwise terminated as provided herein. Such notice must be received not less than sixty
          (60) days prior to the expiration of the Initial Term or the then current Renewal Term.

     (c) In the event of termination, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Trust and paid to PFPC prior to any such conversion.

     (d) This Agreement may be terminated (i) by mutual agreement of the parties or (ii) for "cause" upon the provision of sixty (60) days advance written notice by the party alleging cause. For purposes of this Agreement, "cause" shall mean (i) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party;
          (ii) a final finding or determination of fault or culpability the party not alleging cause (the "Affected Party") or its affiliates following formal proceedings against said Affected Party or its affiliates by the SEC, NASD, or any federal or state regulatory body, which finding or determination, relates to or affects PFPC's or the Trust's obligations under this Agreement, if the party seeking termination reasonably determines that such finding or determination, or the facts on which such finding or determination are based (A) has a material likelihood of preventing or materially and adversely impacting PFPC's or the Trust's performance of, or ability to perform, its obligations under this Agreement or (B) relates to or involves criminal or unethical behavior in the conduct of the Affected Party's conduct of services to be provided by this Agreement; (iii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty or criminal or unethical behavior in the conduct of its business; or (iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. PFPC shall not terminate this Agreement pursuant to clause (i) above based solely on the Trust's failure to pay an amount to PFPC which is the subject of a bond fide good faith dispute, if (A) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (B) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to such a dispute hereunder); and (C) promptly upon resolution of such a dispute, the Trust promptly pays PFPC the amount mutually agreed was due PFPC, if any.

     (e) Notwithstanding anything contained in this Agreement to the contrary, should a merger, acquisition, change in control, re-structuring, re-organization result in the Trust's desire to cease to use PFPC as the provider of the services set forth hereunder in favor of another service provider prior to the expiration of the then current Initial or Renewal Term, PFPC shall make a good faith effort to facilitate a conversion of services to the Trust's successor service provider, however, there can be no guarantee that PFPC will be able to facilitate such a conversion of services on the conversion date requested by the Trust. In connection with the foregoing and prior to such conversion to the successor service provider, the payment of all fees to PFPC as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with PFPC until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to PFPC.

19. NOTICES. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Trust in writing); (b) if to the Trust, at 434 Fayetteville St., 5th Floor, Raleigh, NC 27601, Attention: President (or such other address as the Trust may inform PFPC in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

20. AMENDMENTS. No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

21. DELEGATION; ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Trust thirty (30) days' prior written notice of such assignment or delegation. To the extent required by the rules and regulations of the NSCC and in order for PFPC to perform the NSCC-related services, the Trust agrees that PFPC may delegate its duties to any affiliate of PFPC that is a member of the NSCC.

22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24. INSURANCE. PFPC, or an affiliate of PFPC, shall maintain for PFPC a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers and errors and omissions coverage of not less than $25 million. Upon the request of the Trust, PFPC shall provide evidence that coverage is in place. PFPC shall notify the Trust should the insurance coverage with respect to professional liability errors and omissions and fidelity bond coverage be canceled. PFPC shall notify the Trust of any material claims against it with respect to service performed under this Agreement.

25.  MISCELLANEOUS.

     (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

     (b) Non-Solicitation. During the term of this Agreement and for one year thereafter, the Trust shall not knowingly solicit or recruit for employment or hire any of PFPC's employees. To "knowingly" solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by the Trust if PFPC employee was identified by such entity solely as a result of PFPC employee's response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

     (c) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

     (d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (e) Information. The Trust will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Trust.

     (f) Governing Law. This Agreement shall be deemed to be a contract made in Massachusetts and governed by Massachusetts law, without regard to principles of conflicts of law.

     (g) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     (h) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (i) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

     (j) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (k) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Trust's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

     (l) Matters Relating to the Trust as a Massachusetts Business Trust. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        PFPC INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        BB&T VARIABLE INSURANCE FUNDS


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT A

     THIS EXHIBIT A, dated as of April 23, 2007, is Exhibit A to that certain Transfer Agency and Blue Sky Services Agreement dated as of April 23, 2007, between PFPC Inc. and BB&T Variable Insurance Funds.

                                      FUNDS

BB&T Capital Manager Equity Variable Insurance Fund
BB&T Large Cap Variable Insurance Fund
BB&T Mid Cap Growth Variable Insurance Fund
BB&T Special Opportunities Variable Insurance Fund
BB&T Total Return Bond Variable Insurance Fund